Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
February 3, 2005

	News Media Tim Sargeant	(202) 624-6043 (Office) (202) 825-7051 (Pager)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS INCREASED FIRST QUARTER EARNINGS
AND RAISES FISCAL YEAR 2005 EARNINGS GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported net income of $43.1 million, or $0.88 per share, for the three months ended December 31, 2004, the first quarter of its fiscal year 2005. This represents a $3.6 million, or $0.07 per share, increase over net income reported of $39.5 million, or $0.81 per share, for the three months ended December 31, 2003. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

     Excluding the effects of unique transactions described below, the Company’s consolidated earnings from normal operations for the first quarter of fiscal year 2005 were $0.88 per share, a $0.03 per share increase over earnings from normal operations of $0.85 per share reported for the same quarter of fiscal year 2004. While there were no unique transactions in the current quarter, earnings from normal operations for the first quarter of fiscal year 2004 exclude the effect of additional depreciation expense unrelated to that period of $3.5 million (pre-tax), or $0.04 per share, that was recorded in connection with a Virginia rate order. The $0.03 per share increase in earnings from normal operations for the current quarter was due primarily to customer growth, the impact of favorable regulatory decisions and reduced income tax expense, partially offset by the impact of lower natural gas deliveries and lower earnings from the Company’s non-utility operations. The Company reviews its financial results from normal operations (based on normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial objectives. A reconciliation of the Company’s earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations is attached to this press release.

     Commenting on first quarter results and the outlook for the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “Our strong first quarter earnings resulted from continued customer growth and our success in implementing new utility rates that more accurately reflect our cost of providing safe and reliable service.” DeGraffenreidt added, “We are poised to deliver strong financial results in fiscal year 2005 as we capitalize on the growth of our region and opportunities to operate our businesses more efficiently.”

Three Months Ended December 31, 2004

     Regulated Utility Operations

     The operating results of the Company’s regulated utility segment are the primary influence on overall consolidated operating results. For the first three months of fiscal year 2005, the regulated utility segment reported net income of $39.8 million, or $0.81 per share, an increase of $5.1 million, or $0.10 per share, over net income of $34.7 million, or $0.71 per share, reported for the same quarter of the prior fiscal year. The effect of the additional depreciation expense of $3.5 million (pre-tax) recorded in the first quarter of fiscal year 2004, as previously discussed, improved the comparison of results for the first quarter of fiscal year 2005 to the results for the same quarter of the prior fiscal year by $0.04 per share.

     Net utility revenues increased $478,000 during the first quarter of fiscal year 2005 when compared to the same quarter of the prior fiscal year. This increase primarily was attributable to the addition of 27,874 active customer meters, an increase of 2.8 percent, from the end of the same quarter of the prior fiscal year. The 2005 first quarter also benefited $0.03 per share from realizing a full quarter’s effect of favorable changes in rates charged to customers that were implemented in Maryland on November 6, 2003 and the District of Columbia on November 24, 2003.

     The regulated utility’s operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Weather, when measured by heating degree days, was approximately two percent colder than normal for the first quarter of both fiscal years 2005 and 2004. Although heating degree days were essentially unchanged this first quarter when compared to the same quarter of the prior fiscal year, total gas deliveries to firm customers fell 7.5 million therms, or two percent, to 394.5 million therms during the current quarter. Due to the relatively small number of normal heating degree days that occur in the initial part of the Company’s first fiscal quarter, actual degree days during this period may not correlate closely with total gas deliveries. The decline in total gas deliveries that occurred during the current quarter, net of increased deliveries due to customer growth, reduced net income for the first quarter of fiscal year 2005 by an estimated $1 million, or $0.02 per share.

     First quarter 2005 earnings for the regulated utility segment reflect a one percent increase in operation and maintenance expenses of $790,000, reducing earnings per share by $0.01 per share when compared to the first quarter of fiscal year 2004. Higher employee benefit costs were mostly offset by reduced labor costs due to nine percent fewer employees.

     The regulated utility segment benefited during the current quarter from reduced income taxes due to a lower effective federal income tax rate (primarily attributable to a non-taxable benefit of a Medicare prescription drug subsidy), lower general taxes and lower financing costs. Together these items contributed an additional $0.06 per share of increased earnings for this segment.

     Non-Utility Operations

     The Company’s non-utility operations reported net income of $3.3 million, or $0.07 per share, for the three months ended December 31, 2004, as compared to net income of $4.9 million, or $0.10 per share, reported for the same three-month period of the prior fiscal year. The retail energy-marketing segment reported net income of $4.1 million, or $0.09 per share, for the current three-month period, compared to $4.8 million, or $0.10 per share, reported for the same three-month period of the prior fiscal year. The decline in year-over-year earnings primarily reflects lower gross margins from the sale of natural gas that resulted largely from the volatility in the price of natural gas during the current quarter, which necessitated mark-to-market accounting adjustments on certain contracts used to hedge this segment’s supply risks. Electric sales volumes for the current quarter were lower than the comparable quarter of the prior fiscal year due to increased competition from other retail energy-marketers, as well as from below-market utility rates, that reduced sales to large commercial and governmental customers. The lower electric sales volumes in the current quarter were substantially offset by a higher electric margin per kilowatt-hour sold. The Company believes there may be future opportunities to rebuild the electric customer base as utility service offerings are periodically reset to market rates.

     The Company’s commercial heating, ventilating and air conditioning (HVAC) segment reported a net loss of $432,000 or $0.01 per share, for the first quarter of fiscal year 2005, relatively unchanged from the net loss of $498,000, or $0.01 per share, reported for the same quarter of the prior fiscal year.

Earnings Outlook

     The Company raised its consolidated earnings estimate for the full fiscal year 2005 to a range of $1.83 to $1.93 per share, from its previous guidance of $1.79 to $1.89 per share. This updated estimate includes an increase in projected earnings from its unregulated businesses to a range of $0.09 to $0.13 per share, from the previous range of $0.04 to $0.08 per share. The annual guidance for the consolidated entity includes estimated earnings for the second quarter of fiscal year 2005 of $1.40 to $1.46 per share, which reflects projected earnings from the Company’s unregulated businesses of $0.01 to $0.03 per share. This guidance includes the estimated effect of actual weather through January 31, 2005, and assumes normal weather thereafter. These estimates also assume no effect that may result from performing earnings tests pursuant to a December 18, 2003 rate order issued by the State Corporation Commission of Virginia, and exclude the effect of unusual items that could arise in the future.

Other Information

     The Company will hold a conference call at 10:30 a.m. Eastern time on February 4, 2005, to discuss its first quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live Webcast, click on the Live Webcast icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through March 4, 2005.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

     Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended December 31, 2004 and 2003
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands, except per share data)	2004	2003	2004	2003

UTILITY OPERATIONS
Operating Revenues	$408,951	$375,314	$1,301,585	$1,301,378
Less: Cost of gas	228,611	198,778	698,801	702,803
Revenue taxes	17,095	13,769	53,405	44,448

Utility Net Revenues	163,245	162,767	549,379	554,127

Other Operating Expenses
Operation and maintenance	55,998	55,208	227,541	216,330
Depreciation and amortization	22,196	25,205	88,501	89,139
General taxes	9,057	9,871	35,730	38,104
Income taxes	24,037	24,758	57,742	65,491

Utility Other Operating Expenses	111,288	115,042	409,514	409,064

Utility Operating Income	51,957	47,725	139,865	145,063

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	205,288	202,258	792,889	754,548
Heating, ventilating and air conditioning (HVAC)	9,518	7,534	32,107	32,465
Other non-utility activities	294	183	1,784	1,124

Total Non-Utility Operating Revenues	215,100	209,975	826,780	788,137

Operating Expenses
Non-utility operating expenses	209,326	202,792	822,706	785,217
Income tax expense (benefit)	2,239	2,524	1,890	(500)

Total Non-Utility Operating Expenses	211,565	205,316	824,596	784,717

Non-Utility Operating Income	3,535	4,659	2,184	3,420

TOTAL OPERATING INCOME	55,492	52,384	142,049	148,483
Other Income (Expenses) — Net	(999)	(920)	3,082	(827)

INCOME BEFORE INTEREST EXPENSE	54,493	51,464	145,131	147,656
Interest expense	11,031	11,591	43,585	46,073
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME	$43,132	$39,543	$100,226	$100,263

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,669	48,624	48,653	48,599
Diluted	48,936	48,812	48,879	48,780

EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.89	$0.81	$2.06	$2.06
Diluted	$0.88	$0.81	$2.05	$2.06

Net Income Applicable To Common Stock—By Segment ($000):

Regulated utility	$39,803	$34,679	$94,075	$96,804

Non-utility operations:
Retail energy-marketing	4,108	4,810	7,578	4,254
Commercial HVAC	(432)	(498)	(5,330)	(1,297)

Total major non-utility	3,676	4,312	2,248	2,957
Other, principally non-utility activities	(347)	552	3,903	502

Total non-utility	3,329	4,864	6,151	3,459

NET INCOME	$43,132	$39,543	$100,226	$100,263

WGL Holdings, Inc.
Consolidated Balance Sheets
December 31, 2004 and 2003
(Unaudited)

	December 31,

(In thousands)	2004	2003

ASSETS
Property, Plant and Equipment
At original cost	$2,690,018	$2,583,543
Accumulated depreciation and amortization	(767,771)	(707,263)

Net property, plant and equipment	1,922,247	1,876,280

Current Assets
Cash and cash equivalents	10,725	9,252
Accounts receivable, net	374,120	390,312
Storage gas—at cost (first-in, first-out)	198,673	144,595
Other	47,659	46,887

Total current assets	631,177	591,046

Deferred Charges and Other Assets	216,487	192,626

Total Assets	$2,769,911	$2,659,952

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$881,344	$842,740
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	573,721	637,610

Total capitalization	1,483,238	1,508,523

Current Liabilities
Notes payable and current maturities of long-term debt	221,181	198,444
Accounts payable	236,516	218,054
Other	169,497	135,343

Total current liabilities	627,194	551,841

Deferred Credits	659,479	599,588

Total Capitalization and Liabilities	$2,769,911	$2,659,952

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended December 31, 2004 and 2003
(Unaudited)

COMMON STOCK DATA

	December 31, 2004	52 Week
	Closing Price	Price Range

	$30.84	$31.43 - $26.66

	Earnings Per Share
	Twelve Months Ended December 31,

	2004	2003

Basic	$2.06	$2.06
Diluted	$2.05	$2.06

	Annualized
P/E	Dividend	Yield

15.0	$1.30	4.2%

FINANCIAL STATISTICS

	Twelve Months Ended

	December 31,	December 31,
	2004	2003

Return on Average Common Equity	11.6%	12.2%
Total Interest Coverage (times)	4.6	4.6
Book Value Per Share (end of period)	$18.11	$17.33
Common Shares Outstanding—end of period (thousands)	48,674	48,634

UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands)	2004	2003	2004	2003

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$252,237	$237,677	$807,559	$758,555
Commercial and Industrial — Firm	90,634	72,776	263,100	246,480
Commercial and Industrial — Interruptible	2,342	2,793	7,127	9,680
Electric Generation	275	142	1,100	967

	345,488	313,388	1,078,886	1,015,682

Gas Delivered for Others
Firm	43,357	45,369	148,536	157,074
Interruptible	10,020	10,339	33,754	31,594
Electric Generation	54	79	253	342

	53,431	55,787	182,543	189,010

	398,919	369,175	1,261,429	1,204,692
Other	10,032	6,139	40,156	96,686

Total	$408,951	$375,314	$1,301,585	$1,301,378

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

(In thousands of therms)	2004		2003		2004		2003

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	183,626		197,387		615,967		630,706
Commercial and Industrial — Firm	73,188		69,256		230,339		233,700
Commercial and Industrial — Interruptible	2,156		3,022		6,760		10,698

	258,970		269,665		853,066		875,104

Gas Delivered for Others
Firm	137,719		135,424		456,844		476,498
Interruptible	77,498		81,894		264,087		256,669
Electric Generation	9,307		10,568		39,791		55,390

	224,524		227,886		760,722		788,557

Total	483,494		497,551		1,613,788		1,663,661

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	204,364		207,770		713,171		710,765

Number of Customers (end of period)	147,100		155,500		147,100		155,500

Electricity Sales
Electricity Sales (thousands of kWhs)	776,828		1,714,115		5,721,639		7,339,594

Number of Accounts (end of period)	41,600		61,000		41,600		61,000

UTILITY GAS PURCHASED EXPENSE (excluding off system)	88.57	¢	71.66	¢	80.97	¢	72.94	¢

HEATING DEGREE DAYS

Actual	1,389		1,388		4,025		4,295
Normal	1,359		1,362		3,789		3,803
Percent Colder than Normal	2.2%		1.9%		6.2%		12.9%

Number of Active Customer Meters (end of period)	1,006,227		978,353		1,006,227		978,353

RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE

(Unaudited)

February 3, 2005

The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the Company’s results from normal operations and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard, and it is Company practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.

Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter

	Actual Fiscal Year 2005 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.88				$0.88

Adjustments	—				—

Adjusted diluted earnings per share from normal operations	$0.88				$0.88

Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2004 By Quarter

	Actual Fiscal Year 2004 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.81				$0.81

Adjustments:

Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04				0.04

Adjusted diluted earnings per share from normal operations	$0.85				$0.85

Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.